Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-209854 and 333-217619) pertaining to the NovoCure Limited Employee Share Purchase Plan, the NovoCure Limited 2015 Omnibus Incentive Plan, the NovoCure Limited 2013 Share Option Plan and the Standen Limited 2003 Share Option Plan of our report dated February 22, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of NovoCure Limited, included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	KOST FORER GABBAY AND KASIERER
February 22, 2018	A member of Ernst & Young Global